Exhibit 4.23

DJSP ENTERPRISES, INC.
2009 EQUITY INCENTIVE PLAN
NONQUALIFIED SHARE OPTION AGREEMENT

 Dated:  , 20__

TO:
Pursuant to the 2009 Equity Incentive Plan (the “Plan”) of DJSP Enterprises, Inc. (formerly Chardan 2008 China Acquisition Corp.) (the “Corporation”) and with the approval of the Compensation Committee (“Committee”) of the Corporation’s Board of Directors in accordance with the Plan, the Corporation grants you an option (the “Option”) to purchase [INSERT NUMBER] of Ordinary Shares of the Corporation (the “Shares”) at $[INSERT PRICE] per Share, upon the terms and conditions contained in this Share Option Agreement (the “Agreement”) and in the Plan.  The Option is intended to be a Nonqualified Stock Option.  The Plan, as amended from time to time, is made a part of this Agreement and is available upon request.  Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, shall have the meanings given them in the Plan.

1. Right to Exercise Option.  Unless otherwise indicated in this Agreement, you may purchase from the Corporation on and after the first anniversary of the date of grant, one-third (1/3rd) of the shares covered by the Option, and on each succeeding one year anniversary thereof may exercise an additional one-third (1/3rd) of the shares covered by the Option, and on the third anniversary of the date of grant the Option shall be fully exercisable.  To the extent not exercised, installments shall accumulate and you may exercise them in whole or in part in any subsequent period.

2. Expiration.  The Option will expire (to the extent not previously exercised) on [INSERT DATE], 20__ (the “Expiration Date”), unless terminated earlier in accordance with the Plan or Section 5.

3. Non-Transferable.  The Option may not be transferred by you other than by will or by the laws of descent and distribution or as otherwise provided in the Plan and, during your lifetime, the Option is exercisable only by you.

4. Change in Control.  In the event of a Change in Control, any portion of this Option that is then not exercisable shall become immediately exercisable.

5. Termination of Employment.  If, prior to the date that this Option first becomes exercisable, your employment with the Corporation or any of its Subsidiaries shall be terminated for any reason, your right to exercise this Option shall terminate and all rights hereunder shall cease.  If, on or after the date that this Option shall first become exercisable, your employment shall be terminated for any reason other than death or Disability, then you shall have the right to exercise this Option to the extent that it shall have been exercisable and unexercised on the date of such termination of services, at any time on or before the earlier of: (i) the expiration date of the Option, or (ii) three (3) months after the date of such termination of employment, subject to any other limitation on the exercise of such Option in effect at the date of exercise.  If, on or after the date that this Option first becomes exercisable, your employment is terminated due to death or Disability, you or the executor or administrator of your estate (as the case may be) or the person or persons to whom the Option shall have been transferred by will or by the laws of descent and distribution, shall have the right to exercise this Option, at any time on or before the earlier of: (i) the expiration date of the Option, or (ii) one (1) year from the date of your death or Disability, to the extent that it was exercisable and unexercised on the date of your death or Disability, subject to any other limitation on exercise in effect at the date of exercise.  Your transfer from one corporation to another among the Corporation and any of its Subsidiaries, or a leave of absence with the written consent of the Corporation, shall not be a termination of services for purposes of this Option.

6. Manner of Exercise.  The exercise price for Shares upon exercise of the Option shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, subject to the limitations set forth in Section 2.4 of the Plan, payment may be made by (a) delivery and transfer, in a manner acceptable to the Corporation's President or his designee in their sole discretion, of Shares already owned by you; (b) by delivery to the Corporation’s President or his designee of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to your broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; or (c) any other method permitted in Section 2.4 of the Plan.  Ordinary Shares surrendered upon exercise shall be valued at the Stock Exchange closing price for the Ordinary Share on the day prior to exercise.

7. Rights as Shareholder.  As the holder of the Option you shall not be, nor have any of the rights or privileges of, a shareholder of the Corporation in respect of any Shares unless a certificate or certificates representing such Shares shall have been issued by the Corporation to you or a book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian.  The Corporation shall not be liable to you for damages relating to any delay in issuing shares or a share certificate to you, any loss of a certificate, or any mistakes or errors in the issuance of Shares or a certificate to you.

8. Withholding.  The Corporation shall have the right to withhold from your compensation or to require you to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of the Option. Subject to the limitations in Section 11.5 of the Plan, you may, in order to fulfill the withholding obligation, make payment to the Corporation in any manner permitted under Section 11.5 of the Plan.

9. No Guarantee of Employment. Nothing contained in this Agreement or in the Plan, nor any action taken by the Corporation or the Committee, shall confer upon you any right with respect to continuation of your employment or other service by or to the Corporation or any Subsidiary, nor interfere in any way with the right of the Corporation or any Subsidiary to terminate your employment or other service at any time, and if you are an employee, your employment is and shall remain employment at will, except as otherwise specifically provided by law or in an employment agreement between you and the Corporation.

10. Personal Data.  By entering into this Agreement, you consent to the disclosure, transfer and/or processing of any relevant personal data in relation to the administration of the Plan by the Corporation or any third party authorized by the Corporation to administer the Plan on its behalf, and in particular such processing as is necessary in relation to your holding and exercising the Option.  The relevant personal data that will be processed includes but is not limited to name, employee number, hire date, job title and location.

11. Plan Terms Control.  In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control, it being understood that variations in this Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan permits such variations.

12. Notices.  Any notices to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation in care of its President, and any notices to you shall be addressed to you at the address stated in the Corporation’s records.

13. Compliance with Securities Laws.  Anything to the contrary herein notwithstanding, the Corporation's obligation to sell and deliver stock under the Option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and applicable stock exchange requirements, as the Corporation deems necessary or advisable.

14. Governing Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Agreement, shall be governed by the laws of the State of Florida without regard to its conflicts of law rules.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Complete Agreement.  This Agreement shall constitute the entire agreement between the parties hereto and shall supersede all proposals, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

17. Modifications.  The terms of this Agreement cannot be modified except in writing and signed by each of the parties hereto.

Very truly yours,

DJSP ENTERPRISES, INC.

By:
Name: David J. Stern
Its:           President
The above is agreed to and accepted by:

Dated: ________________, 2010
Optionee’s Signature
________________________
Optionee’s Name

NOTICE OF EXERCISE OF NON-QUALIFIED SHARE OPTION
UNDER THE
2009 STOCK INCENTIVE PLAN

[INSERT COMPANY ADDRESS]
Attention: [Insert Officer]

Dear Sir or Madam:

A non-qualified share option was granted to me on ___________________,____________to purchase__________, Ordinary Shares of DJSP Enterprises, Inc. at a price of $__________ per share.

I hereby elect to exercise my non-qualified share option with respect to_________ shares for an aggregate purchase price of $______________.  I hereby elect to pay for such shares as follows:

Personal Check	$
Cash	$
Bank Draft	$
Money Order	$
Cashless Exercise	$
DJSP Enterprises, Inc. Ordinary Shares	$

Total	$

[A personal check [or cash, bank draft or money order] for the purchase price is enclosed herewith.]

[Documents as are required to effect a cashless exercise are enclosed.]

[I hereby elect to exercise my option with respect to   shares through a combination of cash payments and Ordinary Shares of DJSP Enterprises, Inc.  A personal check for the purchase price to be paid in cash is enclosed herewith.  Certificates for   Ordinary Shares of DJSP Enterprises, Inc. are enclosed herewith, along with a duly executed stock power in proper form for transfer, with all signatures properly guaranteed.

Optionee_______________________                     Dated ___________________________

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